Exhibit 99.1

CV Sciences, Inc. Reports Financial Results for the Year Ended December 31, 2015

Apr 15, 2016

LAS VEGAS, NV--(Marketwired - April 15, 2016) - CV Sciences, Inc. (OTCBB: CANV) (the "Company", "CV Sciences", "our" or "we") is reporting financial results for the year ended December 31, 2015.

	For the years ended December 31,
	2015	2014

Financial Highlights
GAAP Measures:
Product Sales, net	$11,529,402	$10,190,667
Net Loss	($12,233,128)	($1,311,951)
Earnings Per Share - basic and diluted	($0.35)	($0.04)
Non-GAAP Measures (unaudited):
EBITDA	($10,270,465)	$206,290
Adjusted EBITDA	($2,234,150)	$338,340

A reconciliation and explanation of GAAP measures to non-GAAP measures is provided later in this release.

"CV Sciences expanded its corporate mission during 2015, culminating with the acquisition of CanX, Inc., a Florida-based drug development company ("CanX Acquisition") in December 2015. The CanX Acquisition allows the Company to be positioned both as a specialty pharmaceutical company focused on developing and commercializing novel therapeutics utilizing synthetic Cannabidiol ("CBD"); and, to continue our existing consumer product business segment in manufacturing, marketing and selling plant-based CBD products to a range of market sectors," stated Michael Mona, Jr., chairman and CEO of CV Sciences. "Our new pharmaceutical development program builds on our reputation, experience and expertise in CBD to leverage the attributes of CBD to the prescription drug market," continued Mr. Mona. "Our consumer products business segment continued to expand during 2015. Distribution of our branded products increased to 340 retail locations as of December 31, 2015. Our leadership in educating the market about CBD as a dietary supplement, beauty care product, and, as an ingredient for numerous other products from pet foods, vape products and specialty beverages, continues to grow," continued Mr. Mona. "We made excellent progress with sales of $11.5 million for the year ended December 31, 2015 compared to sales of $10.2 million for the year ended December 31, 2014."

2015 Business Highlights

•	Completed CanX Acquisition. On December 30, 2015, we completed the CanX Acquisition focused on developing and commercializing novel therapeutics utilizing synthetic CBD. Our new specialty pharmaceutical program builds on our reputation, experience and expertise in CBD to expand our corporate mission to include bringing the attributes of CBD to the prescription drug market.
•	Sales expansion into U.S. Natural Products Channel. During 2015, the Company began marketing to the $35 billion U.S. Natural Products sales channel and achieved placement in over 340 stores as of December 31, 2015. In support of this sales channel, we initiated an education program and marketing efforts in partnership with our broker relationships and physician educators to further expand this sales channel.
•	Infrastructure Investment. Our Adjusted EBITDA for the year ended December 31, 2015 of ($2,283,176) reflects our continued infrastructure investment to position the Company as both a drug development company utilizing synthetic CBD; and, as a leading consumer products company focused on developing and distributing plant-based, CBD products. Investment in our consumer products business segment include increased employee headcount, marketing and systems investment. Investment in our new pharmaceutical business segment include third party consultants and in the future may include contract research organizations and other established drug development entities to support our efforts.

Operating Results for the years ended December 31, 2015 and 2014
The Company's net loss for the year ended December 31, 2015 was $12,233,128 or ($0.35) per share (basic and diluted), compared to net loss of $1,311,951, or ($0.04) per share (basic and diluted) for the year ended December 31, 2014. There are significant non-cash transactions that caused the year-over-year difference which are explained in the Non-GAAP Financial Measures below.

1

Selling, general and administrative expenses for the year ended December 31, 2015 were $17,754,598 compared to $13,357,633 for the year ended December 31, 2014. The increase in 2015 is primarily driven by the continued investment in Company infrastructure, with a significant increase in our headcount, greater legal expense associated with our convertible debt financing and with the CanX Acquisition, and increased marketing expense to support our expanded distribution to multiple sales channels. In 2015, we also recognized bad debt expense of $2,654,836 related to notes receivable. Recognition of this expense will result in approximately 2,500,000 shares of Company common stock returned to CV Sciences. SG&A expense includes stock-based compensation, a non-cash expense, of $6,048,193 and $7,957,958 for the years ended December 31, 2015 and 2014, respectively.

Research and development expense for the year ended December 31, 2015 was $1,320,003 compared to $999,280 for the year ended December 31, 2014. The increase for the year ended December 31, 2015 over 2014 relates primarily to expanded headcount and expansion of our lab facility. Research and development expense during the years ended December 31, 2015 and 2014 includes stock-based compensation, a non-cash expense, of $78,877 and $64,148, respectively.

Balance Sheet and Liquidity Highlights
As of December 31, 2015, the Company had cash of approximately $0.5 million. The Company has sufficient cash reserves and access to capital to meet its working capital requirements. Stockholders equity amounted to approximately $23.2 million as of December 31, 2015.

Management believes the Company has the funds needed to continue its consumer product business segment and meet its other obligations over the next year solely from current revenues and cash flow due to increased sales and because our current inventory levels are sufficient to support sales for 2016, resulting in reduced cash outflow for inventory purchases. In addition, we do not intend to purchase raw inventory from our supply chain arrangements from the 2016 crop. The Company's pharmaceutical business segment will require additional capital of approximately $1,500,000 over the next 12 months. We currently have an executed term sheet on a financing arrangement that would provide this capital. Management believes that it will be able to obtain such financing on terms acceptable to the Company.

Non-GAAP Financial Measures
The Company reports EBITDA and Adjusted EBITDA to present information about its operating performance and financial position. We currently focus on EBITDA and Adjusted EBITDA to evaluate our business relationships and our resulting operating performance. EBITDA and Adjusted EBITDA are defined as (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash expenses and other adjustments as set forth below. We present Adjusted EBITDA because we consider it an important measure of our performance and it is a meaningful financial metric in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain non-cash items and other adjustments. We believe that EBITDA and Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported results in accordance with accounting principles generally accepted in the United States ("GAAP"), provides useful information to investors regarding our performance for the following reasons:

•	because non-cash equity grants made to employees and non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time, stock-based compensation expense is not a key measure of our operating performance; and
•	revenues and expenses associated with acquisitions, dispositions, equity issuance and related offering costs can vary from period to period and transaction to transaction and are not considered a key measure of our operating performance.

The reconciliation from net income to EBITDA and Adjusted EBITDA, both non-GAAP measures, for the periods presented is as follows:

2

	For the years ended December 31,
	2015	2014
Net loss	$(12,233,128)	$(1,311,951)
Interest income	(18,287)	(30,703)
Interest expense	968,615	615,344
Amortization of purchased intangible assets	822,000	821,500
Depreciation of property & equipment	190,335	112,100
EBITDA	(10,270,465)	206,290

EBITDA Adjustments:
Stock-based compensation expense (1)	6,048,193	7,957,988
Litigation settlement income (2)	(756,714)	–
Bad debt expense (3)	2,654,836	–
KannaLife Sciences disposition related revenues (4)	–	(7,899,306)
Allocated loss on KannaLife Sciences equity investment (5)	–	38,552
Other	–	34,816
Total EBITDA Adjustments	7,946,315	132,050
Adjusted EBITDA	$(2,324,150)	$338,340

(1)	Represents stock-based compensation expense related to stock options and stock grants awarded to employees, consultants and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.
(2)	Represents income from settlement with Medical Marijuana, Inc. ("MJNA") and certain MJNA parties.
(3)	Recognition of write-down of Company notes receivable.
(4)	Represents non-cash revenues related to sale of KannaLife Sciences, Inc. equity investment.
(5)	Represents allocated losses related to KannaLife Sciences investment.

EBITDA and Adjusted EBITDA are non-GAAP measures and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and EBITDA and Adjusted EBITDA are not measures of net income (loss), operating income or any other performance measure derived in accordance with GAAP.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect all cash expenditures, future requirements for capital expenditures or contractual requirements;
•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs; and
•	EBITDA and Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, the level of capital investment, thus, limiting their usefulness as comparative measures.

EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us for investment in our business. We compensate for these limitations by relying primarily on GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.

For further discussion of the Company's financial results for the year ended December 31, 2015, please refer to the Company's consolidated financial statements and related Management Discussion and Analysis, which can be found at www.cvsciences.com or EDGAR at www.sec.gov/edgar/searchedgar/webusers.htm in the Company's Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on April 14, 2016.

3

About CV Sciences, Inc.

CV Sciences, Inc. (OTCBB: CANV) is positioned both as a drug development company focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and, to continue our existing consumer product business segment in manufacturing, marketing and selling plant-based CBD products to a range of market sectors. CV Sciences, Inc. has primary offices and facilities in Las Vegas, Nevada and San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

Corporate Contact:
CV Sciences, Inc.
2688 S. Rainbow Blvd., Suite B
Las Vegas, NV 89146
Office: 866-290-2157.

4